[SBL LOGO]
SECURITY BENEFIT LIFE INSURANCE COMPANY
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A Member of The Security                               700 SW Harrison St.
Benefit Group of Companies                             Topeka, Kansas 66636-0001
                                                       785-431-3000

                                                           SBL VARIABLE PRODUCTS
                                                             COMMISSION SCHEDULE

                                                    VARIFLEX LS VARIABLE ANNUITY

Marketing Organization:
(Broker/Dealer)

EFFECTIVE DATE OF COMMISSION SCHEDULE:

COMMISSIONS - This Commission Schedule is hereby made part of and amends your selling agreement including, but not limited to, the SBL Variable Products Sales Agreement and/or Marketing Organization Agreement, as applicable, (hereinafter called the "Agreement") with Security Benefit Life Insurance Company and Security Distributors, Inc., (hereinafter jointly called "SBL") and commissions payable hereunder are subject to the provisions contained in the Agreement and this Commission Schedule. Minimum Purchase Payments are as set out in the applicable prospectus and contract. Commissions to a Broker/Dealer are equal to the percentage of Purchase Payments written by that Broker/Dealer, as follows:

1. The rate of commissions paid on Purchase Payments made with respect to each particular Variflex LS Contract will be based on the length of time since the Contract Date that the Purchase Payment was received by SBL and the issue age of the Owner (or of the Annuitant if the contract is owned by a non-natural person) as set forth below:

    NUMBER OF CONTRACT MONTHS             ISSUE AGE 0 - 85     ISSUE AGE 86 - 90
     SINCE THE CONTRACT DATE              COMMISSION RATE*     COMMISSION RATE*
    -------------------------             ----------------     -----------------
    0 through the 6th month                     1.35%               0.80%
    7th month through the 9th month             0.50%               0.40%
    10th month through the 12th month           0.25%               0.20%
    13th month and beyond                       0.00%               0.00%

    *No commission will be paid on Purchase Payments made which are less than the minimum specified in the prospectus.

2. ASSET BASED COMMISSIONS: SBL will pay an asset based commission at the end of each calendar month on the aggregate Contract Value of Variflex LS Contracts for which the initial Purchase Payment is more than 12 months old. The amount of the asset based commission is equal to 1/12th of 1.00% of such aggregate Contract Value for which the issue age of the Owner (or the
    Annuitant if a Contract is owned by a non-natural person) is 0 through 85 and 1/12th of 0.80% of such aggregate Contract value for which the issue age of the Owner (or of the Annuitant if a Contract is owned by a non-natural person) is 86 through 90, written by the Broker/Dealer, as of the calendar month end. No asset based commission will be paid on Contracts which have annuitized under an immediate life contingent annuity option. An Annuitization Fee may be available as discussed in paragraph 5 below.

3. CONTRACT YEAR: For the purpose of this Commission Schedule, the term "Contract Year" shall be measured from the date the first Purchase Payment is credited to the Contract.

4. TRANSFER OF SBL CONTRACT VALUES: No commission (including asset based commission) is paid on the transfer of cash, loan or surrender value of a life insurance or annuity contract issued by SBL or other members of The Security Benefit Group of Companies applied to a Variflex LS Contract under this Commission Schedule.

    Death Benefit Applied to an Annuity Option: In the event that a beneficiary under a Variflex LS Contract under this Commission Schedule applies the death benefit to one of the annuity forms under the Contract, no commission will be payable upon such application. An Annuitization Fee may be available as discussed in paragraph 5 below.

5. ANNUITIZATION: An Annuitization Fee will be paid to Marketing Organizations who secure from the Contract Owner (or his or her beneficiary) the proper forms and information to commence an immediate life contingent annuity option and has significantly assisted the client and SBL in such settlement. The Annuitization Fee will be equal to the amount applied to such life contingent annuity option times the applicable percentage amount below:

               Contract Year*       Fixed Amount     Variable Amount
               --------------       ------------     ---------------
                    2                    2%               .50%
                    3                    3%                 1%
             4th year and later          4%                 2%

    *AN ANNUITIZATION  FEE WILL NOT BE PAID IF  ANNUITIZATION  OCCURS BEFORE THE
     END OF THE FIRST CONTRACT YEAR.

6.  COMMISSION CHARGEBACK PROVISIONS:

    Full Withdrawals from the Contract: Any commissions paid on Purchase Payments received will be charged back to the Broker/Dealer in the event of a full withdrawal within the first Contract Year.

    Partial Withdrawals in the First Contract Year: Commission chargebacks will be made in the first Contract Year on partial withdrawals which exceed the Free Amount. The amount of the chargeback will be equal to the amount of the withdrawal which exceeds the Free Amount, multiplied by the average commission rate paid. The Free Amount is 10% of the Purchase Payments made as of the date of the partial withdrawal, reduced by any previous withdrawals that were not subject to a chargeback. The average commission rate paid is equal to the total commission paid on the Contract divided by the total Purchase Payments made as of the date of the partial withdrawal.

    Death Benefit Paid in First Contract Year: Any commissions paid on a Contract under which a death benefit is paid during the first Contract Year shall be charged back to the Broker/Dealer if the age of any Contract Owner (or Annuitant if the Owner is a non natural person) on the Contract Date was 76 or older.

7. CHANGE OF COMMISSION SCHEDULE: Notwithstanding any other provision of the Agreement to the contrary, the following provisions shall apply. SBL reserves the right at any time, with or without notice, to change, modify or discontinue the commissions, asset based commissions or any other compensation payable under this Commission Schedule. However, any such change will not apply to the commissions or asset based commissions applicable to Contracts issued before the effective date of such change.

8. CHANGE OF DEALER: A Contract Owner shall have the right to designate a new Broker/Dealer, or to terminate a Broker/Dealer without designating a replacement, by sending written notice of such designation or termination to SBL. After receipt by SBL of notice of such a designation or termination, no further commissions, asset based commissions or any other compensation shall be payable to the Broker/Dealer on Purchase Payments received by SBL for the Contract or on assets maintained in the Contract.

9. TERMINATION OF THE AGREEMENT/VESTING: In the event of termination of the Agreement for any reason, all rights to receive commissions, asset based commissions or other compensation under this Commission Schedule shall terminate, unless each of the following requirements is met: (i) the Agreement has been in force for at least one year; (ii) Broker/Dealer is at the time such commissions are payable properly licensed to receive such commissions; (iii) Broker/Dealer is providing service to the Contract Owner and performing its duties in a manner satisfactory to SBL; (iv) commissions paid to Broker/Dealer in the previous calendar year amounted to at least $500; and (v) Broker/Dealer has not been terminated, nor a new broker/dealer designated, by the Contract Owner as set forth in paragraph 8 above.

THIS COMMISSION SCHEDULE replaces any previous Commission Schedule for the Variable Annuity Contract listed above as of the Effective Date set forth above.


SECURITY DISTRIBUTORS, INC.              SECURITY BENEFIT LIFE INSURANCE COMPANY

By:    RICHARD K RYAN                    By:    RICHARD K RYAN
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Title: President                         Title: Senior Vice President - Sales
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9485 (R11-98)                                                        32-94855-00